Exhibit 99.4

NEOGENOMICS, INC.

                , 2015

GE Medical Holding AB

Björkgatan 30

75184 Uppsala, Sweden

Attention: Legal Administrator

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Re:	NeoGenomics, Inc. – Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to you in connection with the Stock Purchase Agreement (the “Purchase Agreement”), dated as of                     , 2015 by and among NeoGenomics, Inc. (“Parent”), NeoGenomics Laboratories, Inc. (“Buyer”) and GE Medical Holding AB (“Seller”), which provides, upon the terms and conditions set forth therein, for the sale to Buyer of Seller’s right, title and interest in and to the issued and outstanding shares of common stock of Clarient, Inc. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

In order to induce Seller to enter into the Purchase Agreement, the undersigned agrees that, contingent on the consummation of the Closing, commencing upon the Closing and ending on the six-month anniversary of the Closing Date, subject to earlier termination as provided for herein (the “Lock-Up Period”), the undersigned will not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, encumber, hypothecate, mortgage, exchange, grant any option, right or warrant to purchase, make any short sale or otherwise dispose of or agree to dispose of, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock (“Parent Common Stock Equivalents”), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Parent Common Stock or Parent Common Stock Equivalents owned directly by the undersigned as indicated on Schedule A (collectively, the “Undersigned’s Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned’s Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Parent Common Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding anything to the contrary in the foregoing, the undersigned may transfer the Undersigned’s Shares in connection with (i) bona fide gift or gifts, (ii) dispositions to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) dispositions on death by will or intestacy, (iv) dispositions pursuant to a court order or settlement agreement approved by a court of competent jurisdiction, (v) dispositions with a transaction code “F” (payment of exercise price or tax liability by delivering or withholding securities incident to the receipt, exercise or vesting of a security issued in accordance with Rule 16b-3), (vi) dispositions solely as a result of a broker assisted cashless exercise of a stock option or as a result of a “net exercise” of stock options with the Company, but in each case only to the extent necessary to pay the exercise price of the underlying option and a good faith estimate of the taxes due on such exercise, (vii) at such time as the undersigned ceases to be an officer or director of Parent or any of its Subsidiaries, (viii) the dispositions set forth on Schedule B hereto or (ix) upon the cessation and termination of Section 3.01 of the Investor Board Rights, Lock-up & Standstill Agreement in accordance with its terms. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned acknowledges that the execution, delivery and performance of this Lock-Up Agreement is a material inducement to Seller to complete the transactions contemplated by the Purchase Agreement and that Seller or Parent shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Lock-Up Agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Purchase Agreement.

The undersigned understands and agrees that this Lock-Up Agreement shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

[Remainder of page intentionally left blank]

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

Agreed to and Acknowledged:

NEOGENOMICS, INC.

By:

Name:
Title:

GE MEDICAL HOLDING AB

By:

Name:
Title: Authorized Signatory